                                                                    Exhibit 10.5

                          CAREY ASSET MANAGEMENT CORP.

                        2005 PARTNERSHIP EQUITY UNIT PLAN

I.   Purposes

     The purposes of this 2005 Partnership Equity Unit Plan (the "Plan") are to provide employees of Carey Asset Management Corp. (the "Company") and/or its affiliates a tax advantaged incentive plan and to align the interests of employees of the Company with certain Corporate Property Associates real estate investment trusts (the "REITs"), for which the Company serves as manager.

II.  Definitions

     The following terms shall have the meanings shown:

     2.1 "Committee" shall mean the Compensation Committee of W. P. Carey & Co. LLC.

     2.2 "REIT Units" shall mean ownership interests of a REIT.

     2.3 "Partnership Equity Plan (PEP) Unit" shall mean a right granted by the Committee pursuant to Section 4.1 to receive a payment as provided in the Plan, as of a specified date. PEP Units shall be designated for a particular REIT.

     2.4 "Sale Value" shall mean the last appraised value for a REIT Unit, multiplied by the total number of vested PEP Units designated for such REIT and held by the awardee whose PEP Units have matured and become payable as provided in Section 4.4(a), as of the Payment Date specified in Section 4.4(a); provided, however, that if payment under the Plan is made in the form of REIT Units, as provided in Section 4.4(c), each REIT Unit paid to an awardee shall be deemed to be equal to each PEP Unit then payable.

III. General

     3.1 Administration.

          (a) The Plan shall be administered by the Committee.

          (b) The Committee shall have the authority in its sole discretion from time to time: (i) to designate the employees eligible to participate in the Plan; (ii) to award PEP Units to eligible employees and to determine the amount of any such award; (iii) to prescribe such terms, conditions, limitations and restrictions, not inconsistent with the Plan, applicable to any such award as the Committee shall deem appropriate; and (iv) to interpret the Plan, to adopt, amend and rescind rules and regulations relating to the Plan consistent with the terms of the Plan, and to make all other determinations and take all other action necessary or advisable for the implementation and administration of the Plan not inconsistent with the Plan.

          (c) All such actions pertaining to the Plan shall be final, conclusive and binding upon the awardee. Actions of the Committee with respect to the Plan may not adversely affect previously awarded PEP Units. The Committee shall not be liable for any action taken or decision made in good faith relating to the Plan or any award thereunder.

     3.2 Eligibility. The Committee may award PEP Units under the Plan to any key employee of the Company and/or its affiliates.

IV.  PEP Units

     4.1 Award of PEP Units. The Committee may from time to time, subject to the provisions of the Plan, award PEP Units to eligible employees for services to the Company.

     4.2 Award Agreements, Determinations and Vesting. The award of any PEP Units shall be evidenced by a written agreement executed by the Company and the awardee, or by a determination made by the Company. The provisions of such agreements or determinations need not be identical. Each PEP Unit shall be vested and non-forfeitable to an awardee on the date on which such PEP Unit is awarded.

     4.3 Optional Terms and Conditions of PEP Units. To the extent not inconsistent with the Plan, the Committee may prescribe such terms and conditions applicable to any award of PEP Units as it may in its discretion determine.

     4.4 Standard Terms and Conditions of PEP Units. Unless otherwise determined by the Committee pursuant to Section 4.3, each award of PEP Units shall be made on the following terms and conditions, in addition to such other terms, conditions, limitations and restrictions as the Committee, in its discretion, may determine to prescribe:

          (a) Payment Date. Subject to the remainder of Section 4.4, the date on which each PEP Unit designated for a particular REIT shall mature and become payable (the "Payment Date") shall be the date that is twelve (12) years after the date of award of such PEP Unit. Notwithstanding the preceding sentence,

               (i) prior to the eleventh (11th) anniversary of the date of award of such PEP Unit the awardee may elect to forego payment and defer payment until a specified date not less than five (5) years from the date such payment would otherwise have been made; provided, further such election may not take effect until at least 12 months after the date on which the election is made.

          (b) Amount of Payment. As promptly as practicable after the Payment Date, the Company shall pay to the awardee of vested PEP Units designated for a particular REIT which have matured, the Sale Value. In the case of a payment pursuant to the awardee's election described in clause (i) of
     Section 4.4(a), the Payment Date shall be deemed to be the date elected by the awardee pursuant to Section 4.4(a)(i). Upon payment therefor, the PEP Units shall terminate and no other payments shall be due to the awardee with respect thereto.

          (c) Form of Payment. The payment for PEP Units may be made either in the form of cash, notes, REIT units, or other form of property, or a combination thereof, as determined in the discretion of the awardee, subject to approval of the REIT Board of Directors and the Committee. In the case of a payment made in the form of publicly traded REIT Units, the Company may satisfy its payment obligation by paying one REIT Unit for each vested PEP Unit payable.

          (d) Limitation on Distributions. Distributions to specified employees, as described in Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the "Code"), may not be made earlier than six months after the date of separation from service, as determined by the regulations thereunder. In the case of a change in ownership or effective control of the Company, no distributions may be made earlier than the time period permitted after the date of such change in ownership to any awardee who is subject to such time period, as determined in Section 409A of the Code and the regulations thereunder. There shall be no acceleration of the time or schedule of any payments under the Plan, except as may be provided in regulations under Section 409A of the Code.

     4.5 Transfer Restrictions. No PEP Unit shall be assignable or transferable by an awardee other than by will, or if the awardee dies intestate, by the laws of descent and distribution of the state of domicile of the awardee at the time of death. All PEP Units shall be payable during the lifetime of the awardee only to the awardee. Notwithstanding the foregoing, the Committee may recognize and establish procedures for administering a domestic relations or other family court order providing for the Plan to transfer all or a portion of an employee's PEP Units to or for the benefit of the employee's spouse, former spouse or children, provided that such order does not require the Plan to make payment prior to the time payment would otherwise be made to the employee.

     4.6 Payments. Payments shall be made to awardees of each PEP Unit designated for a particular REIT in the same amount and as and when a dividend is paid by such REIT to a holder of a REIT Unit.

V.   Miscellaneous

     5.1 Withholding Taxes. Any payments made to an awardee may be net of an amount sufficient to satisfy any federal, state, local or other withholding tax requirements.

     5.2 Termination of Employment. An awardee's termination of employment shall not affect the awardee's rights with respect to an award of PEP Units previously granted.

     5.3 No Rights as Shareholders. Receipt of awards of PEP Units under the Plan shall carry no rights as shareholders of the Company or of the REIT or as owners of the Company or any REIT with respect thereto.

     5.4 Adjustments of REIT Units. In the event of any change or changes in the outstanding REIT Units, the Committee shall adjust the number of PEP Units designated for such REIT and subject to awards outstanding under the Plan in a manner which it determines is equitably required to prevent dilution or enlargement of the rights of awardees which would otherwise result from any such transaction and any and all other matters deemed appropriate by the Committee.

     5.5 Reorganization. In the event that the outstanding REIT Units shall be changed in number, class or character by reason of any change of value, dividend, combination, including any merger of related REITs, reclassification or other similar change, or shall be changed in value by reason of any distribution, the Committee may make such changes as it may deem equitable in outstanding PEP Units designated for such REIT and awarded pursuant to the Plan.

     5.6 Amendment or Termination of the Plan. The Company may at any time terminate the Plan and may from time to time amend the Plan as it may deem advisable. The termination or amendment of the Plan shall not, without the consent of the awardee, affect such awardee's rights under an award previously granted except as provided under an award agreement or determination.

     5.7 Unsecured and Unfunded Nature of Plan. The Plan constitutes a promise by the Company to make payments in the future. The Company's obligations under the Plan shall be unfunded and unsecured promises to pay. The Company shall not be obligated under any circumstance to fund its financial obligations under the Plan. To the extent that any awardee acquires a right to receive payments under the Plan, such right shall be no greater than the right, and each awardee shall at all times have the status, of a general unsecured creditor of the Company. The Plan is intended to constitute an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time.

     5.8 Non-alienation. Except as may be required by law, no awardee shall have the right to, directly or indirectly, alienate, assign, transfer, pledge, anticipate or encumber any amount that is or may be payable hereunder. This prohibition on alienation includes any such transfer in respect of any liability of an awardee for alimony or other payments for the support of a spouse, former spouse, child or other dependent, prior to actually being received by the awardee. The awardee's rights to payments under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the awardee or to the debts, contracts, liabilities, engagements, or torts of any awardee, or transfer by operation of law in the event of bankruptcy or insolvency of the awardee, or any legal process.

     5.9 Effective Date. The effective date of the Plan shall be January 1, 2005, the date of adoption of the Plan by the Company.